Exhibit 8

List of Subsidiaries and Affiliates of the Registrant

The following table sets forth the legal name, location and country of incorporation and percentage ownership of each of the registrant’s subsidiaries and affiliated companies:

Subsidiary/Affiliate Name	Country of Incorporation	Ownership Percentage
Magic Software Japan K.K	Japan	100%
Magic Software Enterprises Inc	United States	100%
Magic Software Enterprises (UK) Ltd	United Kingdom	100%
Hermes Logistics Technologies Limited	United Kingdom	100%
Magic Software Enterprises Spain Ltd	Spain	100%
Coretech Consulting Group Inc	United States	100%
Coretech Consulting Group LLC	United States	100%
Magic Software Enterprises (Israel) Ltd	Israel	100%
[Magic Software Enterprises Italy S.r.l.*	Italy	100%
Magic Software Enterprises Netherlands B.V	Netherlands	100%
Magic Software Enterprises France	France	100%
Magic Beheer B.V	Netherlands	100%
Magic Benelux B.V	Netherlands	100%
Magic Software Enterprises GMBH	Germany	100%
Magic Software Enterprises India Pvt. Ltd	India	100%
Onyx Magyarorszag Szsoftverhaz	Hungary	100%
CarPro Systems Ltd.	Israel	90.48%
Fusion LLC	United States	100%
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(1) In March 2009, a liquidator was appointed for Magic Software Enterprises Italy S.r.l.